CANADA SOUTHERN FILES
                      MOTION TO RECEIVE KOTANEELEE PAYMENTS

         CALGARY, Alberta, December 28, 1999 -- Canada Southern Petroleum Ltd. (NASDAQ: CSPLF; Toronto/Boston/Pacific: CSW) said that it has filed a motion in the Court of Queen's Bench of Alberta to have the court direct the operator of the Kotaneelee gas field to make timely payments of all current and future amounts due from its share of field revenues. Previously, the working interest parties in the Kotaneelee gas field had notified the Company that its share of revenues from the field would be deposited with an escrow agent upon reaching payout status.

The Company also reported that it has received a report from the operator indicating that the current balance of costs to be recovered by the working interest partners was $ 2.9 million ( Company share $ 860,000) at September 30, 1999. If the reported August/September production and revenues were approximately the same in October and November, it is likely that all of the working interest parties' costs were recovered during November 1999. The amount of the costs to be recovered is at issue in the Kotaneelee litigation.

The operator's report also indicated that in the near future approximately $ 3.6 million will be expended to install compression units in the field to maintain current production levels.

Statements included in this press release that are not historical in nature are intended to be, and are hereby identified as, "forward looking statements" for purposes of the "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are:
o uncertainties as to the costs, length and outcome of the Kotaneelee litigation;

o uncertainty as to when or if the Company will receive any revenue from the Kotaneelee gas field.

                    Contact: James R. Joyce at (203) 245-7664